EXHIBIT 3.1g

State of Delaware Secretary of State Division of Corporations Delivered 10:22 AM 07/11/2016 FILED 10:22 AM 07/11/2016 SR 20164846325 - File Number 4623358

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PROGREEN PROPERTIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Progreen Properties, Inc. (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the corporation on July 5, 2016, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation:

RESOLVED, that the Board of Directors adopts and approves the following amended Article 1. to replace, in its entirety, the Article 1. of the corporation’s Certificate of Incorporation:

1.	“The name of the corporation is ProGreen US, Inc. (the “Company” or “corporation”).”

SECOND: That said amendment shall become effective on filing with the Secretary of State of the State of Delaware; provided, that for purposes of the public trading markets for the Common Stock of the corporation, the change of the corporation’s name shall be effective on such date and at such time as the Financial Industry Regulatory Authority approves the change of the corporation’s name as effective for trading purposes.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer this 7th day of July, 2016.

PROGREEN PROPERTIES, INC.

By:	/s/ Jan Telander
Jan Telander, Chief Executive Officer